Exhibit 10.1

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (the “Second Amendment”) is effective this 14 day of November, 2016 (the “Effective Date”), by and among GUARANTY BANK AND TRUST COMPANY, a Colorado bank (the “Bank”), and BIRNER DENTAL MANAGEMENT SERVICES, INC., a Colorado corporation (the “Borrower”).  Bank and Borrower may sometimes be referred to herein as “Party” or, collectively, “Parties”.

RECITALS

WHEREAS, Borrower and Bank entered into a Loan and Security Agreement as of March 29, 2016 as amended by that certain Amendment to Loan Security Agreement effective  July 29,2016, pursuant to which Bank made available to Borrower certain Revolving Loans and a Term Loan (collectively, the “Loan and Security Agreement”); and

WHEREAS, the Borrower has requested to amend and the Bank is willing to amend and modify the Loan and Security Agreement in accordance with and subject to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of Twenty-Five Thousand and No/100ths Dollars ($25,000.00) to be paid to Bank by Borrower and the additional premises and the mutual covenants contained herein, Borrower and Bank agree as follows:

1.             Definitions.  The Loan and Security Agreement and any and all other documents executed in connection with the Loan and Security Agreement, including, without limitation, any Amendments thereto, shall hereinafter be collectively referred to as the “Loan Documents”.  Capitalized terms used herein and in the recitals hereto, but not defined herein or therein, shall have the meaning given them in the Loan Documents.

2.             Amendments to Loan and Security Agreement.  Without further waiver of any of its rights or remedies, the Bank hereby waives Borrower’s non-compliance with the Maximum Total Cash Flow Leverage Ratio for the quarter ending September 30, 2016, as set forth in Section 10.1, and further, amends the Loan and Security Agreement as follows:

a.	Section 10.1 is amended to read as follows:

Maximum Total Cash Flow Leverage Ratio. The Maximum Total Cash Flow Leverage Ratio ("CFL"), which shall be equal to the ratio of Funded Debt to annualized EBITDA, based on the prior twelve-month period as set forth below:

Quarter Ending	Required Funded Debt/EBITDA
12/31/16	3.15x
3/31/17	3.0x
6/30/17	2.1x
9/30/17	2.0x
Thereafter	1.9x

b.	Section 10.4 shall be added to the Loan and Security Agreement and shall read as follows:

EBITDA for Q4 2016 and Q1 2017.  Pursuant to Section 10.1 above, as amended, Borrower must produce EBITDA of at least $650,000 for the quarter ending December 31, 2016 and total EBITDA of at least $1,830,000 for the six months ending March 31,  2017..

c.	Section 2.1(c)(ii) shall be amended to read as follows:

Optional Prepayments. The Borrower may from time to time prepay the Revolving Loan, in whole or in part, provided that any prepayment shall include accrued interest on such Revolving Loan to the date of such prepayment, together with a prepayment penalty of 1.0% of the outstanding principal balance of the Revolving Loan.

d.	Section 2.2(c) shall be amended to read as follows:

Term Loan Optional Prepayments. The Borrower may from time to time prepay the Term Loan, in whole or in part, provided that any prepayment shall include accrued interest on such Term Loan to the date of such prepayment, together with a prepayment penalty of 1.0% of the outstanding principal balance of the Term Loan.

3.             Representations and Warranties. Borrower hereby remakes each of the representations and warranties contained in Section 7 of the Loan and Security Agreement as of the date of this Second Amendment, as if made in connection with this Second Amendment and the Loan and Security Agreement.

4.             Entire Agreement. This Second Amendment and the Loan and Security Agreement and the other documents delivered in connection herewith and therewith contain the entire agreement of the parties concerning the subject matter hereof and thereof. No promise, representation or understanding which is not expressly set forth in, or incorporated into, either the Loan and Security Agreement or this Second Amendment or the Loan Documents shall be enforceable by either party. All prior and contemporaneous understandings and agreements, written or oral, express or implied, shall be of no further force and effect to the extent inconsistent herewith.

5.             Continuing Effect and Conflict.  To the extent there is a conflict between this Second Amendment and the Loan and Security Agreement and/or Loan Documents, the provisions of this Second Amendment shall control.  Except as expressly modified herein, the terms and conditions of the Loan and Security Agreement and the Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

6.             Costs and Expenses. Borrower shall reimburse Bank for all attorneys' fees, legal costs, and other expenses incurred in connection with the negotiation, drafting, execution, filing and recording of this Second Amendment and any related Loan Document. The amounts described in this paragraph shall be in addition to, and not in lieu of, the interest, fees and other charges owing under the Loan Documents.

7.             Execution of Documents. Borrower shall execute and deliver to Bank this Second Amendment and Borrower shall execute any other documents reasonably requested by Bank simultaneously with the execution of this Second Amendment. All of the Loan Documents and other materials described in this paragraph shall be acceptable in form and substance to Bank in its sole reasonable discretion.

8.             Release and Waiver. Borrower hereby releases, waives and forever discharges Bank and its shareholders, directors, officers, employees, and agents from all known and unknown, absolute and contingent, claims, defenses, setoffs, counterclaims, causes of action, actions, suits or other legal proceedings of any kind existing or accrued as of the date of this Second Amendment.

9.             Successor and Assigns. This Second Amendment and any related documents shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

10.           Governing Law.  This Second Amendment shall be governed by the laws of the State of Colorado.

11.           Jurisdiction and Venue.  The parties hereto consent to the jurisdiction and venue of any Court located in the City and County of Denver, State of Colorado, in the event of any litigation pertaining to this Second Amendment or any related Loan Document or the enforcement of any liability, obligation, right or remedy described therein.

12.           JURTY TRIAL WAIVER.  BANK AND BORROWER EACH IRREVOCABLY WAIVE ITS RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING OF ANY ISSUE, CLAIM, COUNTERCLAIM OR OTHER CAUSE OF ACTION, WHETHER IN CONTRACT OR TORT, BASED UPON OR ARISING OUT OF THIS SECOND AMENDMENT OR THE LOAN AND SECURITY AGREEMENT OR ANY OTHER AGREEMENT OR DEALINGS RELATING TO THE SUBJECT MATTER OF THIS SECOND AMENDMENT OR THE LOAN AND SECURITY AGREEMENT.

IN WITNESS WHEREOF, Borrower and Bank have caused this Second Amendment to be executed the date first set forth above.

BIRNER DENTAL MANAGEMENT SERVICES, INC.

By:	/s/ Dennis N. Genty
Name:	Dennis Genty
Title:	Chief Financial Officer

GUARANTY BANK AND TRUST COMPANY

By:	/s/ Clint R. Crews
Name:	Clint R. Crews
Title:	Senior Vice President